May 14, 2003

Board of Directors
Redwood MicroCap Fund, Inc.
6180 Lehman Drive, Suite #103
Colorado Springs, CO 80918

This letter is to confirm in writing, that in our professional judgement, Ehrhardt Keefe Steiner & Hottman PC is independent with respect to Redwood
MicroCap Fund, Inc., as independence is defined within the meaning of the Securities Act administered by the Securities and Exchange Commission. Ehrhardt Keefe Steiner & Hottman PC has no relationship with the above entity, which requires disclosure to you.

                                       Sincerely,

                                    /s/Ehrhardt Keefe Steiner & Hottman PC
                                       Ehrhardt Keefe Steiner & Hottman PC